Exhibit 99.1

Equitable Holdings Announces Cash Tender Offer for Up to 46,000,000 Units of

AllianceBernstein Holding

New York, NY, February 24, 2025 — Equitable Holdings, Inc. (NYSE: EQH), the leading financial services holding company of Equitable, AllianceBernstein and Equitable Advisors, today announced that it has commenced a cash tender offer to purchase up to 46,000,000 units (“Units”) representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. (NYSE: AB) (“AB Holding”), at a price of $38.50 per Unit, net to the seller in cash, for an aggregate purchase price of up to approximately $1.8 billion, less any applicable tax withholding (the “Offer”), representing a 7.8% premium over AB Holding’s closing price per Unit on the New York Stock Exchange on February 21, 2025. The number of Units proposed to be purchased in the Offer represents approximately 41.7% of AB Holding’s currently outstanding Units. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, each dated February 24, 2025.

Equitable is making this Offer in order to increase its interest in AllianceBernstein L.P. (“AB”), the operating partnership of AB Holding, through the acquisition of Units, and to provide unitholders of AB Holding with an opportunity to obtain liquidity with respect to all or a portion of their Units at a premium to the market prices at which the Units were trading prior to the commencement of the Offer. As of the date of the Offer to Purchase, Equitable does not own any of the outstanding Units, however, Equitable owns, directly and through its subsidiaries an approximate 61.9% interest in AB (through ownership of both general partnership interests in AB Holding and AB and units of limited partnership interests in AB). If Equitable purchases the maximum of 46,000,000 Units in the Offer, Equitable will have an approximate 77.5% economic interest in AB.

If more than 46,000,000 Units are properly tendered and not properly withdrawn, Equitable will purchase the Units on a pro rata basis. In that case, Units that are not purchased will be returned to unitholders.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on March 24, 2025 (the “Expiration Time”), unless the Offer is extended. Any extension of the Offer will be announced publicly no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

The Offer is not conditioned upon the receipt of financing or any minimum number of Units being tendered. The Offer is, however, subject to certain other customary terms and conditions, which are specified in the Offer to Purchase.

Unitholders interested in tendering their Units must do so in accordance with the procedures set forth in the Offer to Purchase and related Letter of Transmittal. Complete terms and conditions of the Offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials, which are being filed today by Equitable with the Securities and Exchange Commission (“SEC”).

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc. (“D.F. King”), the information agent for the Offer (the “Information Agent”). Questions regarding the Offer and requests for assistance in connection with the Offer may be directed to D.F. King by telephone at (800) 848-3402 (toll-free). Banks and brokers may contact D.F. King at (212) 269-5550 or Barclays Capital Inc., the dealer manager for the Offer (the “Dealer Manager”), at (800) 438-3242 (toll-free). Computershare Trust Company, N.A. is acting as depositary and paying agent for the Offer (the “Depositary and Paying Agent”).

None of Equitable, the Dealer Manager, the Information Agent or the Depositary and Paying Agent is making any recommendation as to whether unitholders should tender any Units in response to the Offer, and neither Equitable nor any such other person has authorized any person to make any such recommendation. Unitholders must make their own decision as to whether to tender any of their Units in the Offer, and, if so, how many Units to tender.

This press release is provided for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that will be filed with the SEC, including among other materials, a tender offer statement on Schedule TO containing the Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer. UNITHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL (AS THEY MAY BE AMENDED OR SUPPLEMENTED), INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT UNITHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE OFFER. The Offer to Purchase and related Letter of Transmittal will be made available free of charge at the SEC’s website at www.sec.gov or by contacting the information agent at (800) 848-3402 (toll-free).

About Equitable Holdings

Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1.0 trillion in assets under management and administration (as of 12/31/2024) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,600 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release. You should read this press release, the Offer to Purchase and the other related Offer documents that have been or will be delivered to you or filed by Equitable with the SEC completely and with the understanding that actual future events may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. Further, any forward-looking statement speaks only as of the date on which it is made, and Equitable undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Contacts:

Investor Relations

Erik Bass

(212) 314-2476

IR@equitable.com

Media Relations

Laura Yagerman

(212) 314-2010

mediarelations@equitable.com